Exhibit 99B1


COMBINED STATEMENTS OF INCOME                   U S WEST MEDIA GROUP
(UNAUDITED)
                         Quarter Ended         Nine Months Ended
                         September 30,   %     September 30,    %
In millions              1996   1995  Change   1996    1995  Change
---------------------------------------------------- ------- -------
SALES AND OTHER REVENUES
 Directory                $316   $292    8.2    $908    $856    6.1
 Wireless                  315    246   28.0     869     676   28.6
 Cable                      60     56    7.1     176     165    6.7
 Other                       3     10  (70.0)     12      28  (57.1)
                        --------------       ----------------
Total revenues            $694   $604   14.9  $1,965  $1,725   13.9
                        --------------       ----------------

EXPENSES
Costs of sales and
 other revenues            221    193   14.5     626     539   16.1
Selling, general and
 administrative            242    204   18.6     698     634   10.1
Depreciation & amort        79     60   31.7     216     181   19.3
                        --------------       ----------------
Total                      542    457   18.6   1,540   1,354   13.7
                        --------------       ----------------
Income from
  operations               152    147    3.4     425     371   14.6

Interest expense            30     29    3.4      80      89  (10.1)
Equity losses in
 unconsol ventures          81     38     -      224     128   75.0
Guaranteed minority
 interest expense           12      2     -       36       2     -
Other income
 (expense) - net            10      6   66.7     (24)     24     -
                        --------------       ----------------

Income before income
 taxes & extd item          39     84  (53.6)     61     176  (65.3)
Income taxes                21     51  (58.8)     51     103  (50.5)
                        --------------       ----------------
Income before extd
 item                       18     33  (45.5)     10      73  (86.3)
Extraordinary item:
 Early extinguishment
 of debt, net of tax        -      (4)    -       -       (4)    -
                        --------------       ----------------
NET INCOME                  18     29  (37.9)     10      69  (85.5)

Preferred dividends          1      1     -        3       3     -
                        --------------       ----------------
EARNINGS AVAILABLE FOR
 COMMON STOCK              $17    $28  (39.3)     $7     $66  (89.4)
                        ==============       ================




COMBINED STATEMENTS OF INCOME                   U S WEST MEDIA GROUP
(UNAUDITED)
                         Quarter Ended         Nine Months Ended
In millions, except      September 30,   %     September 30,    %
per share amounts        1996   1995  Change   1996    1995  Change
---------------------------------------------------- ------- -------
Average common
 shares
 outstanding (1)<F1>     473.9  471.2    0.6   473.5   470.1    0.7
                        ==============       ================

Earnings per
 common share: (1)<F1>
 Income available for
  common stock before
  extraordinary item     $0.04  $0.07  (42.9)  $0.01   $0.15  (93.3)

 Extraordinary item        -    (0.01)    -      -     (0.01)    -
                        --------------       ------- -------
Earnings per
 common share            $0.04  $0.06  (33.3)  $0.01   $0.14  (92.9)
                        ==============       ================



<F1>

1: Effective November 1, 1995, each share of U S WEST, Inc. common stock was converted into one share each of U S WEST Communications Group common stock and U S WEST Media Group common stock. Earnings per common share for 1995 have been presented on a pro forma basis to reflect the two classes of stock as if they were outstanding since January 1, 1995. For periods prior to the recapitalization, the average common shares outstanding are assumed to be equal to the average common shares outstanding for U S WEST, Inc.



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